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                                                                   Exhibit 5 to
                                                          Registration Statement
                                                                     on Form S-8


                                 March 20, 1997


EIP Microwave, Inc.
3 Civic Plaza, Suite 265
Newport Beach, CA 92660

          Re:  Second Amended and Restated 1994 Stock Option Plan
               --------------------------------------------------

Gentlemen:

          We have acted as counsel for EIP Microwave, Inc., a Delaware corporation (the "Company"), in connection with the Company's Second Amended and Restated 1994 Stock Option Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the shares of the Company's common stock, $.01 par value per share (the "Common Stock"), that may be issued and sold pursuant to the Plan (and the authorized form of Stock Option Agreements thereunder) will be, when issued and sold in accordance with such Plan and Agreements, duly authorized, validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 to be filed by the Company on or about March 24, 1997 to effect registration of the shares of Common Stock issued and sold pursuant to the Plan under the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        BAINBRIDGE GROUP,
                                        A Law Corporation


                                        By:/s/ Michael E. Johnson
                                           -----------------------
                                           Michael E. Johnson


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